EXHIBIT 10.5

DEAL POINTS AGREEMENT	PUSH, Inc. 501 Church Street, Suite 317 Vienna, Virginia USA 22180 Tel: 703-938-7500 JUNE 29,2009

ENTITIES INTERESTED IN THIS DOCUMENT:
a)      Investor
b)      PUSH, Inc.

THE PARTIES. INTENDED ACTIVITIES:
PUSH shall be responsible for the development of the technology and the engineering of the final circuit board of the human detection technology for wellness care application as defined in the attached Business Plan. Investor shall assist in certain funding through an equity investment into PUSH and shall be granted certain rights as defined below.

EQUITY INVESTMENT BY THE INVESTOR IN PUSH:
PUSH shall receive at least $100,000 of funding from the Investor through an equity investment. The Investor through the equity investment shall purchase from PUSH common stock of PUSH at the price of $0.10 per share The post-investment valuation of PUSH is $4,000,000 and PUSH will only have one class of stock (common) issued. PUSH plans to file a S1 with the U.S. Security Exchange Commission within three month of this investment so PUSH's common stock can be publicly traded on the NASD.BB. The Investor's shares will be registered under the S1 registration to qualify Investor's shares to be free trading. The regulatory approval for the S1 is anticipated to take six months.

Additionally, the Investor shall receive an option to purchase one share of PUSH common stock for each share of PUSH common stock purchased under this Agreement. The exercise price is $0.30 per share and the exercise period is five years.

RIGHTS GRANTED TO INVESTOR:
The investor of the first Asian equity investment of at least U.S. $100,000, introduced by Jennifer Lee, will have the right of first refusal for the exclusive manufacturing rights for the PUSH sensor as defined in the Business Plan when the manufacturing of the sensor is taken off-shore. Moving manufacture off-shore is generally governed by when the sales volume is sufficiently high to justify taking the manufacturing off-shore and regulatory approval is obtained for taking the manufacturing off-shore. PUSH anticipates the sales volume will be sufficiently high within six month of the signing of this Agreement to justify taking the manufacturing off-shore. An additional six months from that date is anticipated as the time period needed to obtain regulatory approval.

The manufacturer must demonstrate the capabilities needed to meet the technical specifications, quality assurance and volume required. In the event the investor of the first Asian equity investment of at least $100,000 declines the exclusive manufacturing rights for the PUSH sensor. the investor of the second Asian equity investment of at least $100.000, introduced by Jennifer Lee will have the right of second refusal for the exclusive manufacturing rights for the PUSH sensor. This process continues until an exclusive manufacturing right is granted. This manufacturing right is granted only to the first four investors of at least U.S. $100,000 introduced by Jennifer Lee.

Newco:
PUSH will form a new company (Newco) which will have the exclusive license on the distribution rights for the products and services based on PUSH's technologies for the wellness care application as defined in the Business Plan in the Taiwan and China (including Hong Kong and Macao) markets. Newco shall be equally owned by PUSH and by each Asian investor introduced by Jennifer Lee of at least U.S. $100,000. For example, if there are four investors of at least U. S. $100,000, the equity position of Newco is PUSH and the investors each own twenty (20%) percent.

PUSH'S RIGHT TO PURCHASE PRODUCTS:
In the event that the PUSH sensor is exclusively manufactured by one of the investors introduced by Jennifer Lee, then PUSH and/or Newco shall have the exclusive right to purchase the sensor from manufacturing investor at direct cost plus twenty five (25%) percent. The sensor will not be sold to others without a mutually agreed upon agreement between PUSH and the manufacturing investor

BONUS TO THE INVESTOR BY PUSH:
PUSH shall pay the Investor a bonus in the amount equal five (5%) percent of the first licensing fee and royalties received by PUSH as defined in the Business Plan until the Investor receive a return of 120% of the Investor's initial investment. The time period for PUSH to fulfill this obligation is not limited by the term of this Agreement. This bonus is granted only to the first four investors of at least U.S. $100,000 introduced by Jennifer Lee.

TERM:
The term of this business relationship shall be for five years and then may be renewed annually as mutually agreed upon.

THE REQUISITE AUTHORITY/RESPONSIBILITY:
This Deal Points Agreement shall be entered into and interpreted under the laws of the United States in the state of Virginia.

PUSH, Inc.	Agreed: INVESTOR

/s/ Ted Wong	/s/ Tsung-Wen Chang
Ted Wong, Piesident	Tsung-Wen Chang